EXHIBIT 15.1
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May 30, 1996



Kinark Corporation
7060 South Yale
Tulsa, Oklahoma

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Kinark Corporation and subsidiaries for the periods ended March 31, 1996 and 1995, as indicated in our report dated May 10, 1996 which includes an explanatory paragraph discussing the Company's adoption of Statements of Financial Accounting Standards No. 121 and 123; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, is being incorporated by reference in this Registration Statement.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



                                        /s/ Deloitte & Touche LLP
                                        Tulsa, Oklahoma